Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-99197) and Forms S-8 (No’s 333-76420 and 333-99049) of Labor Ready, Inc. of our report dated January 31, 2003 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Seattle, Washington

March 13, 2003